November 9, 2011

Harvey L. Weiss

Dear Mr. Weiss:

Reference is made to the Executive Employment Agreement, dated January 19, 2007, and amended August 26, 2008 (the “Employment Agreement”), between you and Fortress International Group, Inc. (formerly Fortress America Acquisition Corporation) (the “Company”).  This letter agreement amends and supplements the Employment Agreement and sets forth the terms of your employment on an “at-will” basis by the Company effective January 19, 2012.

1. Employment Agreement.  You hereby acknowledge that this letter agreement serves as the delivery by the Company to you of written notice of termination of the Employment Agreement in accordance with Section 2.1.2 of the Employment Agreement, and you and the Company agree that the Employment Agreement will terminate effective January 19, 2012 (the “Termination Date”).  Until the Termination Date, the Company shall continue to pay your annual salary of $100,000 in bi-weekly payments of $3,846.00, less applicable withholding amounts.  The Employment Agreement will remain in full force and effect until the Termination Date, except as amended and supplemented by this letter agreement.  You acknowledge that upon receipt of your salary through the Termination Date in accordance with the immediately preceding sentence, (a) you will have received all payments, compensation and other benefits owed to you under the Employment Agreement, and (b) you are not entitled to any other payments, compensation, or other benefits (including without limitation any payments of salary, severance, referral fees, or office expenses ) from the Company under the Employment Agreement or otherwise except as set forth in this letter agreement.

2. Duties.  While employed by the Company, you will continue to provide such services as directed, from time to time, by the Board of Directors of the Company (the “Board”).  Your title shall continue to be Vice Chairman of the Board of Directors.  While employed by the Company, you shall report to the Board and shall have such titles as assigned and approved by the Board. During employment, you may be employed or involved in other business activities for gain, profit or other pecuniary advantages so long as such activities do not interfere with your duties and responsibilities as a director or employee of the Company.

Harvey L. Weiss
November 9, 2011

3. Base Salary.  While employed by the Company following the Termination Date, your annual base salary will be an amount equal to $45,000 in accordance with the Company’s normal payroll procedures.

4. Equity Awards. Subject to the approval of the Board, you will be eligible to receive an annual equity grant in the form and amount granted to each of the non-employee directors serving on the Board.

5. Other Benefits.  You will be entitled to participate in any Company benefit plan on the same basis as your participation in such plan on the date of this letter agreement.

6. Not an Employment Agreement.  Effective on the Termination Date, your employment with the Company will be on an “at-will” basis.  The terms of this letter agreement neither bind you to continued employment by the Company nor confer any rights upon you with respect to the continuation of employment by the Company.

7. Entire Agreement.  This letter agreement supercedes and acts to terminate any and all other agreements, both oral and in writing, that you may have concerning your employment by the Company other than, prior to the Termination Date, the Employment Agreement.  If an inconsistency exists between this letter agreement and the Employment Agreement, this letter agreement shall govern.  Effective the Termination Date, this letter agreement supersedes and acts to terminate the Employment Agreement.

8. Withholding.  The Company may withhold from any amounts payable under this letter agreement such Federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

9. Governing Law.  This letter agreement will be governed by, construed and interpreted in accordance with, the laws of the State of Maryland, without regard to its principles of conflicts of laws.

10. Amendments.  This letter agreement may not be modified or amended except by a writing signed by each of the parties hereto.

11. Counterparts.  This letter agreement may be executed in two or more counterparts (including via facsimile), each of which will be deemed an original but all of which together will be considered one and the same agreement.

Harvey L. Weiss
November 9, 2011

If this letter agreement correctly states your understanding, please sign and return one copy to me.

Sincerely,

FORTRESS INTERNATIONAL GROUP, INC.

By: /s/ Thomas P. Rosato
       Name:  Thomas P. Rosato
       Title:  Chief Executive Officer

Accepted and agreed this 9th day of November, 2011:

/s/ Harvey L. Weiss
Harvey L. Weiss